Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE) Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Reports Higher Sales on Strength in Industrial Markets

PITTSBURGH, July 28, 2010 – MSA (NYSE) today announced that net sales for the second quarter of 2010 were $237.2 million, compared with $227.2 million for the second quarter of 2009, an increase of $10.0 million, or 4 percent. Net income for the second quarter of 2010 was $11.8 million, or 33 cents per basic share, a decrease of $0.7 million, or 5 percent, compared with $12.5 million, or 35 cents per basic share, for the same quarter last year.

MSA’s consolidated sales in the second quarter reflected continued strengthening in the company’s core industrial market, noted William Lambert, MSA President and CEO. “We continue to see signs of economic stabilization in the U.S. economy and in many parts of the world in which we operate,” Mr. Lambert said. “Our core industrial business, which comprises two thirds of our global sales and covers the energy, construction, mining and manufacturing markets, to name a few, showed continued strength in the second quarter with sales growth over the same period last year,” he said.

For the quarter, sales in the company’s North American segment increased $4.4 million, or 4 percent, compared to the same period in 2009. The increase reflects strengthening in end-user demand in industrial markets. Sales of head protection and instruments were up $4.3 million and $4.7 million, respectively, on improved demand in manufacturing and the oil, gas and petrochemical (OGP) markets. These increases were partially offset by lower ballistic helmet sales to the military, down $2.9 million, reflecting the transition to a new contract. Product shipments to the fire service market were down $2.1 million.

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Sales in the company’s European segment decreased $4.9 million, or 8 percent, in the current quarter. Local currency sales were down $1.7 million during the second quarter of 2010, or 3 percent, reflecting decreased fire service sales as government spending there responds to the continuing effects of the recession. Core industrial sales in Europe were up slightly from a year ago. Currency translation effects decreased second quarter European segment sales, when stated in U.S. dollars, by $3.2 million, due to a weaker euro.

Sales in MSA’s International segment increased by $10.4 million, or 19 percent, in the current quarter. Local currency sales were up $6.0 million or 10 percent, on higher shipments to the mining and other industrial markets. This strength was partially offset by weakness in fire service and military market products. Currency translation effects increased International segment sales, when stated in U.S. dollars, by $4.4 million.

Net income in the company’s North American segment was flat on the 5 percent increase in sales in the second quarter of 2010.

MSA’s European segment reported a net loss for the second quarter of $3.1 million, compared to net income of $1.0 million during the second quarter of 2009. The current quarter loss includes a $1.0 million after-tax restructuring charge related to the company’s previously announced initiative to streamline European operations. Excluding this one-time charge, European segment net income was down $3.1 million in the current quarter. The decrease was primarily due to the previously discussed decrease in sales and lower gross profits.

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International segment net income for the second quarter was $3.0 million, an increase of $2.1 million, compared to $0.9 million in the same quarter last year. Higher net income was primarily related to improved gross profits, reflecting a more favorable product and geographic sales mix.

“Without question the upswing in our International and North American core industrial business over the past several months has been accelerated by the favorable effects of economic stimulus plans implemented by governments around the world. While defensive measures certainly helped us weather the economic recession, our most recent focus on offensive, strategic measures have clearly helped us achieve higher levels of sales and margins this quarter. As we look to the second half of 2010, we remain highly committed to our corporate strategy to grow our core product lines and core markets, and we plan to continue to invest in those targeted areas that will help us to accelerate growth, generate greater shareholder value, and build a foundation for MSA’s long-term success.” Mr. Lambert concluded.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of safety products that protect people’s health and safety. Many MSA products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, oil, gas and petrochemical industry, homeland security, construction, mining and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, ballistic body armor, fall protection devices and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of approximately $1 billion, manufacturing operations in the United States, Europe, Asia and Latin America, and more than 40 international locations. Additional information is available on the company’s Web site at www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are spending patterns of government agencies, competitive pressures, product liability claims and our ability to collect related insurance receivables, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009

Net sales	$237,173	$227,232	$449,607	$445,407
Other income	15	672	1,320	1,531

	237,188	227,904	450,927	446,938

Cost of products sold	146,947	141,917	276,928	277,115
Selling, general and administrative	60,912	56,041	122,820	112,861
Research and development	8,282	7,273	16,018	14,286
Restructuring and other charges	2,618	966	9,427	9,061
Interest	1,685	1,914	3,225	3,761
Currency exchange (gains) losses	(1,477)	579	(3,635)	(347)

	218,967	208,690	424,783	416,737

Income before income taxes	18,221	19,214	26,144	30,201
Provision for income taxes	6,287	6,986	9,090	10,600

Net income	11,934	12,228	17,054	19,601
Net (income) loss attributable to the noncontrolling interests	(107)	230	(321)	78

Net income attributable to Mine Safety Appliances Company	11,827	12,458	16,733	19,679

Basic earnings per common share	$0.33	$0.35	$0.47	$0.55

Diluted earnings per common share	$0.32	$0.35	$0.46	$0.55

Dividends per common share	$0.25	$0.24	$0.49	$0.48

Basic shares outstanding	35,839	35,672	35,768	35,652
Diluted shares outstanding	36,481	35,818	36,352	35,821

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Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	June 30, 2010	December 31, 2009
Current assets
Cash and cash equivalents	$60,141	$61,983
Trade receivables, net	182,184	173,355
Inventories	130,364	123,944
Other current assets	59,914	74,743

Total current assets	432,603	434,025

Property, net	135,594	144,575
Prepaid pension cost	112,332	105,812
Goodwill	82,439	84,727
Other noncurrent assets	126,651	106,089

Total	889,619	875,228

Current liabilities
Notes payable and current portion of long-term debt	$54,677	$16,326
Accounts payable	62,719	43,487
Other current liabilities	89,863	108,637

Total current liabilities	207,259	168,450

Long-term debt	82,111	82,114
Pensions and other employee benefits	118,583	125,387
Deferred tax liabilities	44,841	44,800
Other noncurrent liabilities	14,259	15,077
Equity	422,566	439,400

Total	889,619	875,228

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
Net sales
North America	$116,774	$112,358	$215,888	$223,079
Europe	56,406	61,292	113,030	121,674
International	63,993	53,582	120,689	100,654

Total	237,173	227,232	449,607	445,407

Net income (loss) attributable to Mine Safety Appliances Company
North America	$10,834	$10,912	$14,269	$14,636
Europe	(3,131)	994	(6,946)	3,215
International	3,024	902	6,949	1,365
Reconciling	1,100	(350)	2,461	463

Total	11,827	12,458	16,733	19,679

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